May 19, 2005

Dear Employees:

Today we announced a merger agreement with Tempe, Arizona-based America West Airlines, creating the country's first full service, low-cost network airline. This agreement, which requires U.S. Bankruptcy Court and government regulatory approval, represents an important step in our goal to transform US Airways into a stronger airline better equipped to compete in a rapidly growing low-cost environment.

While we are in the very early stages of the merger process, I want to begin sharing with you as much as I can about how this transaction could impact you and your family.

America West is a profitable and well-managed airline with a highly competitive cost structure and a route network that fits nicely with our own. While US Airways' domestic focus is primarily on routes east of the Mississippi, America West's route network is concentrated mostly in the western United States. By combining both companies' domestic networks with US Airways' European, Caribbean and Latin American operations, we will deliver a truly nationwide full-service product that is more competitive and has the benefits that our customers expect.

Some other key facts about the new company include:

--This merger will create one of the industry's most financially stable carriers, with over $10 billion in annual revenues and one of the healthiest balance sheets in the industry.

--Doug Parker, America West's Chairman, President, and CEO will become President and CEO of the new US Airways. The management team will comprise of members of both airlines' existing senior management.

--The new company, which will operate under the US Airways brand, will have hubs in Charlotte, Las Vegas, Philadelphia, and Phoenix. We anticipate continued participation in the Star Alliance and as a United Airlines codeshare partner.

--For regulatory purposes, both airlines would operate under separate FAA operating certificates for two to three years, keeping flight crew, maintenance and safety procedures for each airline separate. Consequently, our operations center will remain in Pittsburgh.

--To ensure that substantial consumer benefits are realized quickly, upon approval of the merger, US Airways and America West Airlines would begin coordinating schedules, pricing, frequent flyer, and other marketing programs under the US Airways brands.

--US Airways' corporate offices will be relocated to Tempe.

We are sensitive to the uncertainty that change always brings, but change goes hand-in-hand with growth and opportunity, especially in the airline business. We are committed to keeping you informed of any developments related to the merger, using the Hub, US Airways Today, the Source, my weekly message, and other company communications vehicles. I also encourage you speak with your supervisor or HR representative if you have questions or concerns.

We have much to do over the next several months to secure all the necessary regulatory approvals, as well as take care of our customers over a very busy summer travel season. I want to thank you for your continued loyalty and support, as we work together to create a successful future for our airline.

Sincerely,

Bruce R. Lakefield

ADDITIONAL INFORMATION AND WHERE TO FIND IT
In connection with the proposed transaction, a registration statement, including a proxy statement of America West, and other materials will be filed with the SEC. WE URGE INVESTORS TO READ THE REGISTRATION STATEMENT AND PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors will be able to obtain free copies of the registration statement and proxy statement (when available) as well as other filed documents containing information about US Airways and America West at http://www.sec.gov, the SEC's website. Free copies of America West's SEC filings are also available on America West's website at http://www.shareholder.com/americawest/edgar.cfm, or by request to Investor Relations, America West Airlines 111 West Rio Salado Pkwy, Tempe, Arizona 85281. Free copies of US Airways' SEC filings are also available on US Airways' website at http://investor.usairways.com/edgar.cfm or by request to Investor Relations, US Airways Group, Inc., 2345 Crystal Drive, Arlington, VA 22224.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there by any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

PARTICIPANTS IN THE SOLICITATION
America West, US Airways and their respective executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from America West's stockholders with respect to the proposed transaction. Information regarding the officers and directors of America West is included in its definitive proxy statement for its 2005 Annual Meetings filed with the SEC on April 15, 2005. Information regarding the officers and directors of US Airways is included in its 2004 Annual Report filed with the SEC on Form 10-K on March 2, 2005. More detailed information regarding the identity of potential participants, and their interests in the solicitation, will be set forth in the registration statement and proxy statement and other materials to be filed with the SEC in connection with the proposed transaction.